June 19, 2019

U.S. Securities and Exchange Commission Office of the Chief Accountant

100 F Street NE

Washington, DC 20549

Dear Sir/Madam, We have read the statements under item 4.01 in the Form 8-K dated June 19, 2019 of Zoompass Holdings, Inc. (the “Company”) to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K.

Yours truly,

/s/ MNP LLP

MNP LLP